Exhibit 3.1

GLADSTONE LAND CORPORATION

ARTICLES SUPPLEMENTARY

6.00% SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK

Gladstone Land Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 6.3 of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”) or a duly authorized committee thereof, by resolutions duly adopted, reclassified 26,000,000 authorized but unissued shares of Common Stock, $0.001 par value per share, of the Corporation as shares of a new series of preferred stock, designated as “6.00% Series C Cumulative Redeemable Preferred Stock” with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption.

1. Designation and Number. A new series of preferred stock, designated the 6.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”), is hereby established. The number of shares of Series C Preferred Stock shall be 26,000,000.

2. Rank. The Series C Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, will rank (i) senior to the Common Stock, $0.001 par value per share, of the Corporation (the “Common Stock”) and to all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank junior to the Series C Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation; (ii) on a parity with the 6.375% Series A Cumulative Term Preferred Stock, $0.001 par value per share, and 6.00% Series B Cumulative Redeemable Preferred Stock, $0.001 par value per share, of the Corporation and all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series C Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation (the “Parity Preferred Stock”); and (iii) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation and to all existing and future indebtedness of the Corporation. The term “equity securities” does not include convertible debt securities.

3. Dividends.

(a) Holders of shares of the Series C Preferred Stock are entitled to receive, when and as authorized by the Board of Directors (or a duly authorized committee thereof) and declared by the Corporation, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 6.00% per annum of the $25.00 liquidation preference per share (equivalent to a fixed annual amount of $1.50 per share). Dividends on the Series C Preferred Stock shall be cumulative from (but excluding) the last day of the most recent dividend period for which dividends have been paid or, if no dividends have been paid, from the date of issuance and shall be payable monthly in arrears on or about the fifth day of the subsequent month, or if not a business day, the subsequent business day, or such other date as designated by the Board of Directors (each, a “Dividend Payment Date”). Any dividend payable on the Series C Preferred Stock for any dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be such date designated by the Board of Directors that is prior to the applicable Dividend Payment Date (each, a “Dividend Record Date”).

(b) No dividends on shares of Series C Preferred Stock shall be authorized by the Board of Directors or declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, dividends on the Series C Preferred Stock will accumulate whether or not the Corporation has earnings, whether or not restrictions exist in respect thereof, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized and declared. Accumulated but unpaid dividends on the Series C Preferred Stock will not bear interest and holders of the Series C Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and the shares of any class or series of Parity Preferred Stock, all dividends declared upon the Series C Preferred Stock and any class or series of Parity Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and such class or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series C Preferred Stock and such class or series of Parity Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Preferred Stock does not have a cumulative dividend) bear to each other.

(d) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than a dividend in shares of Common Stock or other shares of stock ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends and upon liquidation or repurchase or redemption for the purpose of preserving the Corporation’s qualification as a real estate investment trust (“REIT”)). Holders of shares of the Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series C Preferred Stock as provided above. Any dividend payment made on shares of the Series C Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

(e) If, for any taxable year, the Corporation elects to designate as a “capital gain dividend” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended), any portion (the “Capital Gains Amount”) of the dividends paid or made available for the year to holders of any class or series of stock of the Corporation, the portion of the Capital Gains Amount that shall be allocable to holders of the Series C Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series C Preferred Stock for the year bears to the aggregate amount of dividends (as determined for federal income tax purposes) paid or made available to the holders of all classes or series of stock of the Corporation for such year.

4. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series C Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to but excluding the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series C Preferred Stock as to liquidation rights. If the assets of the Corporation legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series C Preferred Stock and the liquidation preference on the shares of any class or series of Parity Preferred Stock, all assets distributed to the holders of the Series C Preferred Stock and any class or series of Parity Preferred Stock shall be distributed pro rata so that the amount of assets distributed per share of Series C Preferred Stock and such class or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that the liquidation preference per share on the Series C Preferred Stock and such class or series of Parity Preferred Stock bear to each other. Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series C Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidation preference, plus any accumulated and unpaid dividends to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation, conversion or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation. In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series C Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution.

5. Redemption at Option of the Corporation. The Series C Preferred Stock shall be subject to redemption by the Corporation as provided below:

(a) Definitions. As used herein, the following terms shall have the following meanings unless the context otherwise requires:

“Electronic Means” means electronic mail transmission, facsimile transmission or other similar electronic means of communication providing evidence of transmission (but excluding online communications systems covered by a separate agreement) acceptable to the sending party and the receiving party, in any case if operative as between any two parties, or, if not operative, by telephone (promptly confirmed by any other method set forth in this definition).

“Primary Offering” means the registered public offering of shares of Series C Preferred Stock (other than shares of Series C Preferred Stock offered pursuant to a dividend reinvestment plan) on a “reasonable best efforts” basis pursuant to a prospectus (as such term is defined in Section 2(a)(10) of the Securities Act of 1933, as amended).

“Redemption and Paying Agent” means Computershare Inc. and its successors or any other redemption and paying agent appointed by the Corporation with respect to the Series C Preferred Stock.

“Termination Date” means the earlier of (i) June 1, 2025 (unless the Primary Offering is earlier terminated or is extended by the Board of Directors) or (ii) the date on which all shares of Series C Preferred Stock offered in the Primary Offering are sold.

(b) Optional Redemption.

(i) The Series C Preferred Stock is not redeemable prior to the later of (1) the first anniversary of the Termination Date and (2) June 1, 2024. However, in order to ensure that the Corporation will continue to meet the requirements for qualification as a REIT, the Series C Preferred Stock will be subject to the transfer and ownership restrictions in the Charter, including the provisions whereby shares of stock of the Corporation owned by a stockholder in excess of 3.3% (or 9.8% in the case of certain Qualified Institutional Investors (as defined in the Charter)) in value of the aggregate of the outstanding shares of capital stock of the Corporation (the “Ownership Limit”) will be transferred in trust pursuant to Section 7.2.1 of the Charter. Subject to the provisions of Section 5(b)(ii), on any Business Day (as defined below) beginning on the later of (1) the first anniversary of the Termination Date and (2) June 1, 2024 (any such Business Day referred to in this sentence, a “Redemption Date”), the Corporation may redeem in whole or from time to time in part, out of funds legally available therefor, the Series C Preferred Stock, at a redemption price per share of Series C Preferred Stock (the “Redemption Price”) equal to (x) the liquidation preference per share of Series C Preferred Stock plus (y) an amount equal to all unpaid dividends on such share of Series C Preferred Stock accumulated to (but excluding) the Redemption Date (whether or not earned or declared by the Corporation, but excluding interest thereon). The term “Business Day” shall mean any calendar day on which the New York Stock Exchange is open for trading.

(ii) If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed pursuant to Section 5(b)(i), the shares of Series C Preferred Stock to be redeemed shall be selected either (A) pro rata, (B) by lot or (C) in such other manner as the Board of Directors may determine to be fair and equitable. Subject to the provisions hereof and applicable law, the Board of Directors will have the full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock will be redeemed pursuant to this Section 5(b) from time to time.

(c) Procedures for Redemption.

(i) If the Corporation shall determine to redeem, in whole or in part, shares of Series C Preferred Stock pursuant to Section 5(b), the Corporation shall deliver a notice of redemption (the “Notice of Redemption”), by overnight delivery, by first class mail, postage prepaid or by Electronic Means to holders thereof, or request the Redemption and Paying Agent, on behalf of the Corporation, to promptly do so by overnight delivery, by first class mail, postage prepaid or by Electronic Means. A Notice of Redemption shall be provided not less than 30 nor more than 60 days prior to the Redemption Date. Each such Notice of Redemption shall state: (A) the Redemption Date; (B) the number of shares of Series C Preferred Stock to be redeemed; (C) the CUSIP number for the Series C Preferred Stock; (D) the Redemption Price on a per share basis; (E) if applicable, the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Directors requires and the Notice of Redemption states) are to be surrendered for payment of the Redemption Price; (F) that dividends on the shares of Series C Preferred Stock to be redeemed will cease to accumulate after such Redemption Date; and (G) the provisions hereof under which such redemption is made. If fewer than all shares of Series C Preferred Stock held by any holder are to be redeemed, the Notice of Redemption delivered to such holder shall also specify the number of shares of Series C Preferred Stock to be redeemed from such holder or the method of determining such number. The Corporation may provide in any Notice of Redemption relating to a redemption contemplated to be effected pursuant hereto that such redemption is subject to one or more conditions precedent and that the Corporation shall not be required to effect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such Notice of Redemption. No defect in the Notice of Redemption or delivery thereof shall affect the validity of redemption proceedings, except as required by applicable law.

(ii) On or after the Redemption Date, each holder of shares of Series C Preferred Stock in certificated form (if any) that are subject to redemption shall surrender the certificate(s) representing such shares of Series C Preferred Stock to the Corporation at the place designated in the Notice of Redemption and shall then be entitled to receive the Redemption Price for such shares of Series C Preferred Stock, without interest, and in the case of a redemption of fewer than all the shares of Series C Preferred Stock represented by such certificate(s), a new certificate representing the shares of Series C Preferred Stock that were not redeemed. If a Notice of Redemption has been given and the funds necessary for redemption of the shares of Series C Preferred Stock that are subject to redemption have been deposited with the Redemption and Paying Agent for the benefit of the holders of such shares of Series C Preferred Stock, then, from and after the Redemption Date, dividends shall cease to accumulate on such shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series C Preferred Stock shall terminate, except the right to receive the Redemption Price therefor.

(iii) Notwithstanding the other provisions of this Section 5, except as otherwise required by law, the Corporation shall not redeem any shares of Series C Preferred Stock or purchase or otherwise acquire, directly or indirectly, any shares of Series C Preferred Stock (except by exchange for other stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) unless all accumulated and unpaid dividends on all outstanding shares of Series C Preferred Stock and the shares of any class or series of Parity Preferred Stock for all applicable past dividend periods (whether or not earned or declared by the Corporation) shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment; provided, however, that the foregoing shall not prevent the purchase of outstanding shares of Series C Preferred Stock pursuant to the Charter in order to ensure that the Corporation will continue to meet the requirements for qualification as a REIT or the purchase or acquisition of outstanding shares of Series C Preferred Stock pursuant to an otherwise lawful purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock and any other class or series of Parity Preferred Stock for which all accumulated and unpaid dividends have not been paid. So long as no dividends on the Series C Preferred Stock are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase shares of Series C Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

(iv) If a Redemption Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of shares of Series C Preferred Stock on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date, notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of shares of Series C Preferred Stock that are redeemed on such Redemption Date shall be entitled to dividends, if any, accruing after the end of the dividend period to which such Dividend Payment Date relates up to, but excluding, the Redemption Date.

6. Voting Rights.

(a) Holders of the Series C Preferred Stock will not have any voting rights, except as set forth below.

(b) Whenever dividends on any shares of Series C Preferred Stock shall be in arrears for 18 or more consecutive months (a “Preferred Dividend Default”), the holders of such shares of Series C Preferred Stock, together with the holders of all classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote separately as a class for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”) at a special meeting called upon the written request of the holders of record of at least 20% of the Series C Preferred Stock or the holders of record of at least 20% of any class or series of Parity Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series C Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment.

(c) A quorum for any meeting called to elect Preferred Stock Directors shall exist if at least a majority of the outstanding shares of Series C Preferred Stock and shares of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. The Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the votes cast by the holders of shares of Series C Preferred Stock and shares of such Parity Preferred Stock present and voting in person or by proxy at a duly called and held meeting at which a quorum is present voting separately as a class. If and when all accumulated dividends and the dividend for the then-current dividend period on the Series C Preferred Stock shall have been paid in full or declared and set apart for payment in full, the holders thereof shall be divested of the right to elect the Preferred Stock Directors (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then-current dividend period have been paid in full or declared and set apart for payment in full on all classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series C Preferred Stock when they have the voting rights described above (voting separately as a class with all classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock when they have the voting rights described above (voting separately as a class with all classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall be entitled to one vote per director on any matter.

(d) So long as any shares of Series C Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal the provisions of the Charter (including the terms of the Series C Preferred Stock), whether by merger, consolidation or otherwise (each an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock; provided, however, that with respect to the occurrence of any Event set forth above, so long as the Series C Preferred Stock (or securities issued by a surviving entity in substitution for the Series C Preferred Stock) remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of such an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of the Series C Preferred Stock; and provided, further, that (i) any increase in the number of authorized shares of Series C Preferred Stock, (ii) any increase in the number of authorized shares of preferred stock of the Corporation or the creation or issuance of any other class or series of preferred stock or (iii) any increase in the number of authorized shares of any other class or series of preferred stock, in each case ranking on a parity with or junior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(e) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

7. Redemption at Option of Stockholders.

(a) Subject to the restrictions set forth in Section 7(c) below:

(i) Commencing on the date of original issuance (or, if after the date of original issuance the Board of Directors suspends the optional redemption right of the holders of Series C Preferred Stock described in this Section 7, on the date the Board of Directors reinstates such right) and terminating on the earlier to occur of (A) the date upon which the Board of Directors, by resolution, suspends or terminates the optional redemption right of the holders of Series C Preferred Stock described in this Section 7 and (B) the date on which shares of Series C Preferred Stock are listed on a national securities exchange, holders of Series C Preferred Stock may, at their option, require the Corporation to redeem, on the tenth calendar day following delivery of a Stockholder Redemption Notice (as defined below) or, if such tenth calendar day is not a Business Day, on the next succeeding Business Day (each such date, a “Stockholder Redemption Date”), any or all of their shares of Series C Preferred Stock at a redemption price per share of Series C Preferred Stock equal to $22.50 in cash.

(ii) From the date of original issuance until the listing of the Series C Preferred Stock on a national securities exchange, the estate of a natural person who held shares of Series C Preferred Stock upon his or her death (each, an “Estate”) may, at its option, require the Corporation to redeem, on the tenth calendar day following delivery of a Death Redemption Notice (as defined below) or, if such tenth calendar day is not a Business Day, on the next succeeding Business Day (each such date, a “Death Redemption Date”), any or all of such shares of Series C Preferred Stock at a redemption price per share of Series C Preferred Stock equal to $25.00 in cash.

(b) Upon the redemption of shares of Series C Preferred Stock pursuant to Section 7(a) above, the holder thereof shall also be entitled to receive an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the Stockholder Redemption Date or Death Redemption Date, as the case may be. Notwithstanding the foregoing, if a Stockholder Redemption Date or Death Redemption Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of shares of Series C Preferred Stock on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date, notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of shares of Series C Preferred Stock that are redeemed on such Stockholder Redemption Date or Death Redemption Date shall be entitled to the dividends, if any, accruing after the end of the dividend period to which such Dividend Payment Date relates up to, but excluding, the Stockholder Redemption Date or Death Redemption Date,

as the case may be. Upon the redemption of any shares of Series C Preferred Stock pursuant to Section 7(a) above, dividends shall cease to accumulate on such shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series C Preferred Stock shall terminate.

(c) In order to require the Corporation to redeem shares of Series C Preferred Stock on a Stockholder Redemption Date pursuant to Section 7(a)(i) above, the holder of such shares must deliver a notice of redemption, by overnight delivery or by first class mail, postage prepaid, to the Corporation at its principal executive offices (each such notice, a “Stockholder Redemption Notice”). In order to require the Corporation to redeem shares of Series C Preferred Stock on a Death Redemption Date pursuant to Section 7(a)(ii) above, an Estate must deliver a notice of redemption, by overnight delivery or by first class mail, postage prepaid, to the Corporation at its principal executive offices (each such notice, a “Death Redemption Notice”). Each Stockholder Redemption Notice or Death Redemption Notice so delivered to the Corporation shall be an original, notarized copy and shall state: (i) the name and address of the stockholder whose shares of Series C Preferred Stock are to be redeemed; (ii) the number of shares of Series C Preferred Stock to be redeemed; (iii) the name of the broker dealer who holds the shares of Series C Preferred Stock to be redeemed, the stockholder’s account number with such broker dealer and such broker dealer’s participant number for the Depository Trust Corporation; and (iv) in the case of a Death Redemption Notice, a certified copy of the death certificate (and such other evidence that is satisfactory to the Corporation in its sole discretion) for the natural person who previously held the shares to be redeemed. The obligation of the Corporation to redeem shares of Series C Preferred Stock pursuant to Section 7(a) above shall be limited to the extent the Board of Directors determines, in its sole and absolute discretion, that the Corporation does not have sufficient funds available to fund any such redemption or the Corporation is restricted by applicable law from making such redemption. If, as a result of either of the foregoing limitations, fewer than all shares of Series C Preferred Stock for which a Stockholder Redemption Notice or Death Redemption Notice was delivered to the Corporation are to be redeemed, the number of shares to be redeemed shall be pro rata based on the number of shares of Series C Preferred Stock for which each holder or Estate submitted a Stockholder Redemption Notice or Death Redemption Notice. The obligation of the Corporation to redeem shares of Series C Preferred Stock pursuant to Section 7(a)(i) above shall be further limited to the extent the Board of Directors suspends or terminates the optional redemption right of the holders of Series C Preferred Stock described in this Section 7 after delivery of a Stockholder Redemption Notice but prior to the corresponding Stockholder Redemption Date.

(d) The Board of Directors may suspend or terminate the optional redemption right of the holders of Series C Preferred Stock described in this Section 7 at any time in its sole and absolute discretion.

8. No Sinking Fund. The Series C Preferred Stock will not be subject to any sinking fund.

9. No Preemptive Rights. No holder of the Series C Preferred Stock shall, as such holder, have any preemptive rights to purchase or subscribe for additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

10. Status of Redeemed or Repurchased Series C Preferred Stock. Shares of Series C Preferred Stock that at any time have been redeemed or purchased by the Corporation shall, after such redemption or purchase, have the status of authorized but unissued shares of Common Stock.

11. Notice. All notices or communications hereunder, unless otherwise specified herein, shall be sufficiently given if in writing and delivered in person, by telecopier, by Electronic Means or by overnight mail or delivery or mailed by first-class mail, postage prepaid. Notices delivered pursuant to this Section 11 shall be deemed given on the date received or, if mailed by first class mail, on the date five calendar days after which such notice is mailed.

SECOND: The Series C Preferred Stock has been reclassified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 20th day of February, 2020.

ATTEST:	GLADSTONE LAND CORPORATION

/s/ Michael LiCalsi	By:	/s/ David Gladstone	(SEAL)
Name: Michael LiCalsi	Name: David Gladstone
Title: Secretary	Title: Chief Executive Officer

Signature Page to Articles Supplementary